UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 11, 2006

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Company's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Executive Officer Base Compensation

On May 11, 2006, the Compensation and Human Resources Committee of the Board of Directors of Portland General Electric Company approved the following annual base compensation, effective retroactively to May 1, 2006, for the Company's "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K).

Name	Title	New Annual Base Compensation

Peggy Y. Fowler	Chief Executive Officer and President	$ 610,000

James J. Piro	Executive Vice President, Finance Chief Financial Officer and Treasurer	$ 320,000

Douglas R. Nichols	Vice President, General Counsel and Secretary	$ 275,000

Stephen M. Quennoz	Vice President, Nuclear and Power Supply/ Generation	$ 212,800

Stephen R. Hawke	Vice President, Customer Service and Delivery	$ 212,800

Portland General Electric Company 2006 Outside Directors' Deferred Compensation Plan

On May 12, 2006, the Board of Directors of Portland General Electric Company adopted the Portland General Electric Company 2006 Outside Directors' Deferred Compensation Plan (Plan) effective as of June 1, 2006. A copy of the Plan is attached hereto as Exhibit 10.1 and is summarized below.

Purpose

The purpose of the Plan is to provide outside directors with the opportunity to defer receipt of all or a portion of their annual cash compensation as an aid in attracting and retaining individuals of exceptional quality for the Board of Directors. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Code).

Administration

The Plan is administered by the Compensation and Human Resources Committee of the Board of Directors (Committee), which has the authority to make, amend, interpret and enforce all appropriate rules and regulations for the Plan.

Eligibility

Directors who are not employees of the Company or any of its subsidiaries are eligible to participate in the Plan.

Deferral Elections

An eligible Director may elect to irrevocably defer the annual retainers, fees for attendance at Board and various committee meetings and other cash compensation (Compensation) paid to the Director during the calendar year with respect to duties performed as a member of the Board. Up to one hundred percent (100%) of Compensation may be deferred in 1% increments.

Election to Defer

Each year eligible Directors may elect to participate in the Plan with respect to any Compensation to be paid in the following year by submitting a deferral election to the Committee no later than December 15 of the taxable year preceding the taxable year in which the Compensation will be earned.

Mid-Year Eligibility

If a Director first becomes eligible to participate in the Plan during a calendar year and wishes to defer Compensation earned during the remainder of the year, a deferral election must be submitted to the Committee no later than thirty (30) days following the date the Director became eligible to participate, to the extent permitted under Section 409A of the Code. The deferral election will be effective only with regard to Compensation earned after the election is submitted to the Committee.

Crediting to Account

The amount of Compensation a Director elects to defer under the Plan will be credited on the books of the Company in an account for the Director (Account) at the time the Compensation would have been paid absent deferral.

Vesting of Accounts

Account balances are fully vested at all times. The Company has sole liability for the payment of benefits to participants, who have no secured rights to such benefits.

Interest

Interest will be paid on the amount deferred at a rate equal to the interest yield computed at the monthly equivalent of an annual yield that is one-half (0.5) percentage point higher than the annual yield on Moody's Average Corporate Bond Yield Index for the three (3) calendar months preceding the immediately prior month as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board.

Benefits

Benefits under the Plan will be payable to the participating Director or, in the event of death, his or her beneficiary, commencing sixty-five days after the end of the month in which the Director ceases to be a member of the Board or otherwise "separates from service" within the meaning of Section 409A of the Code.

Amendment

The Committee may amend the Plan at any time, provided the amendment shall not reduce the amount accrued in any Account to the date of such amendment.

Termination

The Board may at any time, in its sole discretion, terminate or suspend the Plan in whole or in part. If the plan is terminated, payment of each Account to a participating Director or his or her beneficiary will commence within 65 days.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws;

Change in Fiscal Year.

On May 12, 2006, the Board of Directors adopted two amendments to the Third Amended and Restated Bylaws (the Bylaws) of Portland General Electric Company, effective on such date. The Bylaws were amended to change the address of the Company's registered office and to permit the Board of Directors to determine from time to time the appropriate cash and non-cash components of director compensation. A copy of the Third Amended and Restated Bylaws, as amended on May 12, 2006, is attached hereto as Exhibit 3.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

(3) Articles of Incorporation and Bylaws

3.1     Portland General Electric Company Third Amended and Restated Bylaws, as amended on May 12, 2006

(10) Material Contracts

10.1   Portland General Electric Company 2006 Outside Directors' Deferred

Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

May 17, 2006	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

May 17, 2006	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer